EXHIBIT 99.1

ENGlobal Appoints New Chief Executive Officer

Co-Founder Coskey to Replace Pagano

Houston, TX, Aug. 1, 2012 (GLOBE NEWSWIRE) -- ENGlobal (NASDAQ: ENG), a leading provider of energy-related project delivery solutions, today announced that Mr. Edward L. Pagano has resigned as President, Chief Executive Officer and as a director of the Company to pursue other professional interests.  Mr. William A. Coskey, P.E., Founder and Chairman of the Board, has been elected President and Chief Executive Officer, effective immediately.  Mr. Pagano will be available in a consulting capacity through the remainder of 2012 to ensure a smooth and seamless leadership transition.

Mr. Coskey, 59, co-founded ENGlobal in 1985 and has served in various leadership roles since that time, including Chairman of the Board, President, Chief Executive Officer, and Chief Operating Officer.  In 2009, he was awarded the Ernst & Young Entrepreneur Of The Year® 2009 Award in the Energy Services category for the Houston & Gulf Coast Area.  Mr. Coskey, an honors graduate, received a Bachelor of Science in Electrical Engineering from Texas A&M University in 1975 and is a Registered Professional Engineer.

"On behalf of our Board of Directors, I would like to thank Edd for his service to ENGlobal and for his help during this transition," Mr. Coskey said. "We appreciate his leadership and wish him the best in his future endeavors.  I am excited to return to the helm of ENGlobal and look forward to reenergizing our team to take advantage of the strategic opportunities available to grow our Company."

Mr. Coskey has agreed to serve as President and Chief Executive Officer without any change to his current compensation as Chairman of the Company.

"My time with ENGlobal provided a great opportunity for which I will always be grateful," said Mr. Pagano. "I would like to thank ENGlobal's Board, Executive Team, employees and stockholders for their support over the past two years.  Despite challenges, we accomplished a lot for which I am proud.  I wish Bill and ENGlobal the very best in the future."

About ENGlobal

ENGlobal (NASDAQ: ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Automation, Engineering & Construction, and Field Solutions. ENGlobal's Automation segment provides services related to the design, fabrication & implementation of process distributed control and analyzer systems, advanced automation, and related information technology.  The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory, and legislative outreach. ENGlobal has approximately 2,000 employees in 12 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1)  our ability to achieve profitability and positive cash flow from operations; (2) our ability to collect accounts receivable and process accounts payable in a timely manner; (3) our ability to comply with the terms of our credit facility with PNC and our existing letter of credit facility with Export-Import Bank of the United States; (4) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (5) our ability to achieve our business strategy while effectively managing costs and expenses; (6) our ability to accurately estimate costs and fees on fixed-price contracts; (7) the effect of changes in the price of oil; (8) delays related to the award of domestic and international contracts; (9) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (10) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (11) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (12) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; (13) our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual business plan; (14) achievement of our acquisition and related integration plans; and (15) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Natalie Hairston
         281-878-1040
         ir@englobal.com